Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NGM BIOPHARMACEUTICALS, INC.

The undersigned hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of NGM Biopharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on December 20, 2007. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 19, 2015 (the “Restated Certificate”).

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Restated Certificate amends Article IV to strike out Article IV A. through H. and substituting in lieu of said sections the following:

“ IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 225,268,206 shares, 129,000,000 shares of which shall be Common Stock (the “Common Stock”) and 96,268,206 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 26,589,274 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).

D. 22,155,600 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”).

E. 16,656,666 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

F. 13,200,000 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”).

G. 17,666,666 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred” and together with the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the “Series Preferred”).

H. Effective when this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each two (2) outstanding shares of Common Stock, par value of one tenth of one cent ($0.001) per share, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value of one tenth of one cent ($0.001) per share; provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder, on a series by series basis, of such fractional share a sum in cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the day before the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

I. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:”

4. The foregoing Certificate of Amendment of the Restated Certificate has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 22nd day of March, 2019.

NGM BIOPHARMACEUTICALS, INC.

By:	/s/ David J. Woodhouse
David J. Woodhouse, Ph.D., Chief ExecutiveOfficer